Exhibit 99.17

Avocent Announces $90 Million Expansion of Senior Credit Facility

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) today announced that it has completed an amendment to its senior credit facilities, expanding the total borrowing capacity by $90 million to a total of $340 million.

The credit facilities, as amended, consist of an existing five-year $250 million revolving line of credit and a new three-year $90 million term loan. The effect of the amendment to the credit facilities was to allow the Company to use the term loan to pay down its revolving line of credit to provide greater future borrowing flexibility.

Prior to the amendment, there was $165 million outstanding under the revolving line of credit, which included a balance of $130 million as of June 27, 2008, plus an additional $35 million used to partially fund the two acquisitions that closed in the third quarter. Total debt outstanding remains $165 million, with $175 million now available on the five-year revolving bank line of credit for general business purposes and financing future acquisitions. Both the revolving line of credit and term loan mature in June 2011 and bear interest at a variable rate based on certain leverage ratios with the current rate being LIBOR plus 175 basis points.

“We are pleased to have entered into this amendment,” stated Edward Blankenship, Avocent’s chief financial officer. “The new facility provides us with enhanced liquidity to increase our strategic flexibility.”

About Avocent Corporation

Avocent delivers IT infrastructure management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized in-band and out-of-band hardware and software solutions. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements about the maturity date of the credit facilities and the Company’s future borrowing flexibility, enhanced liquidity, and strategic flexibility following the amendment. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:
Avocent Corporation
Everett Brooks, 256-217-1104
Vice President of Investor Relations